Additional Shareholder Information (unaudited)

Results of a Special Meetings of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2)Agreement and Plan of Reorganization.

1. Election of Board Members

  Nominees                   Votes For   Authority With     Abstentions
  Elliot J. Berv            326,009,773.4 11,257,152.95         0.000
  A. Benton Cocanougher     325,898,190.3 11,368,736.08         0.000
  Jane F. Dasher            325,981,749.9 11,285,176.53         0.000
  Mark T. Finn              326,021,537.2 11,245,389.23         0.000
  Rainer Greeven            325,791,305.4 11,475,621.00         0.000
  Stephen Randolph Gross    325,876,625.1 11,390,301.26         0.000
  Richard E. Hanson Jr.     325,872,007.9 11,394,918.46         0.000
  Diana R. Harrington       325,746,405.9 11,520,520.48         0.000
  Susan M. Heilbron         325,931,445.9 11,335,480.52         0.000
  Susan B. Kerley           326,017,231.5 11,249,694.90         0.000
  Alan G. Merten            326,036,225.5 11,230,700.94         0.000
  R. Richardson Pettit      325,970,651.2 11,296,275.16         0.000
  R. Jay Gerken, CFA        325,892,587.5 11,374,338.92         0.000

Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

2. Approval of Step 2 of Agreement and Plan of Reorganization

Item Voted On         Votes For    Votes Against Abstentions Broker Non-Votes
Reorganize as
Corresponding Series of
an Existing Trust 307,560,618.605 6,655,446.571 9,349,472.272 13,701,389.000

On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:(1) Reorganize as Corresponding Series of an Existing Trust,
(2) Reorganize as Series of a Maryland Business Trust and (3) Revise Fundamental Investment Policies.

1. Reorganize as Corresponding Series of an Existing Trust

         Votes For         Votes Against   Abstentions   Broker Non-Votes
           83,986,296.374   2,069,252.671 3,559,207.127   1,832,833.000

2. Reorganization as Series of a Maryland Business Trust

        Votes For        Votes Against   Abstentions   Broker Non-Votes
        3,850,588.054   2,110,788.891    3,653,379.227    1,832,833.000

3. Revise Fundamental Investment Policies.

Items Voted On   Votes For   Votes Against     Abstentions   Broker Non-Votes

Borrowing Money   12,538,852.661   512,769.324    395,497.804 1,906,875.000
Underwriting      12,564,838.223   475,416.240    406,865.326 1,906,875.000
Lending           12,545,292.344   502,835.875    398,991.570 1,906,875.000
Issuing Senior
Securities        12,568,403.562   499,546.947    379,169.280 1,906,875.000
Real Estate       12,575,762.204   488,556.638    382,800.947 1,906,875.000
Commodities       12,538,267.849   496,425.725    412,426.215 1,906,875.000
Concentration     12,550,956.477   473,985.400    422,177.912 1,906,875.000
Diversification   12,535,399.753   510,197.293    401,522.743 1,906,875.000
Non-Fundamental   12,437,796.229   661,882.944    347,440.616 1,906,875.000
Purchasing
Securities on Margin 12,476,927.066 624,171.234   346,021.489 1,906,875.000